Exhibit 99.1

Contact:

Katie Fung, Vice President, CFO

Hong Kong: (852) 3193-6000

Peak International Limited

Appoints Dean Personne as a Member of the Board of Directors and

Hires Michael Bingham as Senior Vice President, Sales

HONG KONG, April 12, 2006. Peak International Limited (NASDAQ: PEAK) today announced that on April 3, 2006, the Board appointed Mr. Dean Personne, Peak’s Chief Executive Officer, to fill the vacancy left by the resignation of Mr. Calvin Reed, Peak’s former Chief Executive Officer. Mr. Personne has served as Peak’s Chief Operating Officer since February 15, 2005, and has extensive experience in both sales and manufacturing of plastic packaging materials and back end assembly of semiconductors.

Peak also announced that effective April 10, 2006, Mr. Michael Bingham was hired as Senior Vice President, Sales. Mr. Bingham has extensive experience in the engineering and plastic injection molding industry. He has held key positions in sales and operations at various companies, including Seagate Technology, Inc. where he was the Vice President of Component Manufacturing.

Dean Personne said, “I am delighted to be appointed as director. I look forward to helping the Board effect changes that will benefit Peak and its shareholders. I am also pleased that Mr. Bingham has joined Peak, and believe that as our Senior Vice President of Sales, he will revitalize our Sales Team and promote improvements that will benefit our customers and our business. Peak is grateful to Cal Reed for the strong leadership he has given it over many years in both his capacities as Chief Executive Officer and on its Board of Directors.”

About Peak International Limited

Peak International Limited is a leading supplier of precision-engineered transport products for storage, transportation and automated handling of semiconductor devices and other electronic components. Peak employs approximately 1700 people worldwide, directly and in its factory in Shenzhen, the PRC, that is operated pursuant to a processing agreement with an unaffiliated party. Peak operates warehouses throughout the world and offers JIT services to leading semiconductor manufacturers and assemblers. Peak is a leading recycler of used plastic matrix trays.